UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 8, 2014

Landmark Apartment Trust of America, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-52612	20-3975609
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3505 E Frontage Road, Suite 150 Tampa, Florida	33607
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 281-2907

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 8, 2014, the Board of Directors (the “Board”) of Landmark Apartment Trust of America, Inc. (the “Company”) elected Mr. Michael Nash to serve as a director of the Company, effective immediately. BREDS II Q Landmark LLC, a Delaware limited liability company, designated Mr. Nash to serve as a director on the Board pursuant to the terms of the Company’s Amended and Restated Corporate Governance Agreement, dated as of January 7, 2014. The Board has also nominated Mr. Nash to stand for election as a director at the Company’s 2014 annual meeting of stockholders.

Mr. Nash is a Senior Managing Director in the Real Estate Group of Blackstone and the Chief Investment Officer of Blackstone Real Estate Debt Strategies, each based in New York. He is also a member of the Real Estate Investment Committee for both Blackstone Real Estate Debt Strategies and Blackstone Real Estate Advisors. Prior to joining Blackstone, Mr. Nash was with Merrill Lynch from 1997 to 2007 where he led the firm’s Real Estate Principal Investment Group - Americas. Mr. Nash currently serves as the Executive Chairman of the board of directors of Blackstone Mortgage Trust Inc., the Chairman of the board of directors of the Blackstone Real Estate Income Funds, which is a complex of registered closed-end funds, and is a board member of La Quinta Holdings Inc. Mr. Nash received a B.S. in Accounting from State University of New York at Albany, as well as an M.B.A. in Finance from the Stern School of Business at New York University. Mr. Nash qualifies as an “independent director” of the Company, with independence being determined under the standards established by the New York Stock Exchange.

Mr. Nash is eligible to participate in the Company’s director compensation program, the terms of which are described in the Company’s Definitive Proxy Materials on Schedule 14A for the Company’s annual meeting of stockholders to be held on May 13, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 11, 2014	Landmark Apartment Trust of America, Inc.

	By:	/s/ B. Mechelle Lafon
	Name:	B. Mechelle Lafon

	Title:	Assistant Chief Financial Officer, Treasurer and Secretary